Exhibit 10.1
THE CLOROX COMPANY
REPLACEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR THE BENEFIT OF DONALD R. KNAUSS
I.	General.
(A).	Purpose.
(i).	The Clorox Company (the “Company”) hereby establishes this Replacement Supplemental Executive Retirement Plan For the Benefit of Donald R. Knauss (the “Plan”), which is intended to provide benefits to Donald R. Knauss (the “Executive”) (and his surviving spouse in the event of the Executive’s death) that duplicate the rights and benefits the Executive would have been entitled to under the Employee Retirement Plan of The Coca-Cola Company, attached hereto as Exhibit A (the “Retirement Plan”) and the defined benefit provisions of The Coca-Cola Company Supplemental Benefit Plan, attached hereto as Exhibit B (the “Coca-Cola SERP”), as each was in effect on August 25, 2006 (collectively the “Coca-Cola Plans”), had the Executive’s employment with The Coca-Cola Company continued until the Executive’s retirement or other termination of employment with the Company.
(B).	Conflicts.
(i).	Except as otherwise provided herein, all terms and conditions of the Coca-Cola Plans shall apply under the Plan for purposes of calculating the Executive’s benefit under the Plan. In the event of any conflict between the terms of the Plan and the terms of the Coca-Cola Plans, the Plan shall govern.
(C).	Unfunded Status.
(i).	The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
II.	Plan Benefits.
The Executive’s accrued benefit under the Plan shall be equal to the benefit the Executive would have accrued under the Coca-Cola Plans had the Executive’s employment with The Coca-Cola Company continued until the date of the Executive’s retirement or other termination of employment with the Company, as determined under the terms and conditions of the Coca-Cola Plans, and shall be payable at the time, and in the manner, provided for in the Coca-Cola Plans, except as superseded and/or as clarified by the following:

(A).	Benefit Offset.
(i).	The Executive’s accrued benefit under the Plan, if any, calculated according to Section II(B) below, shall be offset by the value of any benefits to which the Executive is entitled to receive under the Retirement Plan and the defined benefit provisions of the Coca-Cola SERP, subject to Section II(H)(i) below. For purposes of this offset, the benefits to which the Executive is entitled to receive under the Retirement Plan and the defined benefit provisions of the Coca-Cola SERP shall be calculated based on the assumption that the Executive begins to receive his benefit under such plans on the same date on which he begins to receive benefits under the Plan.
(B).	Benefit Limit.
(i).	Notwithstanding anything herein to the contrary, the benefit payable to the Executive shall be equal to the greater of (1) the dollar amount of the Executive’s accrued benefit under the Plan as provided herein payable in the normal payment form as of the date of determination as provided in the Coca-Cola SERP, or (2) the dollar amount of the Executive’s accrued benefit under The Clorox Company Supplemental Executive Retirement Plan (the “Clorox SERP”), payable in the normal payment form as of the date of determination as provided in the Clorox SERP.
(ii).	If the dollar amount of the Executive’s accrued benefit under the Clorox SERP is greater than the dollar amount of the Executive’s accrued benefit under the Plan as determined in Section II(B)(i) above, the Executive’s benefit shall be determined and payable solely in accordance with the terms and conditions of the Clorox SERP and no benefit shall be payable from the Plan. In no event shall the Executive receive a benefit under both the Clorox SERP and the Plan.
(C).	Change in Control.
(i).	All references to “Change in Control” in the Coca-Cola Plans shall mean a “Change in Control” as defined in the Clorox SERP.
(D).	Defined Contribution Plan Disregarded.
(i).	All provisions in the Coca-Cola SERP relating to the Supplemental Thrift Benefit under the Coca-Cola SERP are disregarded under the Plan and shall not be part of the Executive’s benefit under the Plan.

(E).	Vesting.
(i).	Subject to Section II(H)(ii) below, the Executive shall be fully vested at all times in his benefit under the Plan.
(F).	Years of Benefit Service.
(i).	The Executive’s Years of Benefit Service (as defined in the Retirement Plan) shall include the Executive’s service with the Company plus the Executive’s service with The Coca-Cola Company from February 7, 1994 through September 15, 2006, the date the Executive terminated employment with The Coca-Cola Company, and shall also include the period of time from September 16, 2006 through October 2, 2006, the date the Executive commenced employment with the Company.

(ii).	In the event that the Executive’s employment with the Company terminates prior to the third anniversary of the Effective Date (as defined in the Employment Agreement between the Executive and the Company dated August 25, 2006), the Executive shall be credited with a minimum of three (3) Years of Benefit Service with the Company and three (3) years of age for purposes of benefit accruals under the Plan; provided, however, that in the event the Executive’s employment with the Company terminates after the third anniversary of the Effective Date, the Years of Benefit Service and age credited to the Executive shall be based on the Executive’s actual service with the Company as well as such prior service as provided in Section II(F)(i) above and the Executive’s actual age.
(G).	Compensation.
(i).	For purposes of calculating the Executive’s “Average Compensation” (as defined in the Retirement Plan) all references to “Compensation” in the Coca-Cola Plans shall mean the annual base salary and bonus paid by the Company to the Executive and, to the extent needed to obtain five years of consecutive annual compensation, the Executive’s annual base salary and bonus paid by The Coca-Cola Company prior to the Executive’s retirement.
(H).	Non-Competition.
(i).	For purposes of the benefit offset set forth in Section II(A)(i), non-payment by The Coca-Cola Company of any benefit under the Coca-Cola SERP by virtue of the enforcement of the non-competition provision in Section 4.3 of the Coca-Cola SERP shall be disregarded.

(ii).	Any obligation of the Company to make payments to the Executive under the Plan shall cease, and all rights of the Executive under the Plan shall be extinguished, if the Executive terminates employment with the Company and without the Company’s written consent is subsequently employed by or in any manner provides services for any organization that is engaged in a business that is directly competitive with the products sold by the Company at the time of the Executive’s termination. If a court of competent jurisdiction finds that the restrictions provided in this Section II(H)(ii) are unenforceable in any respect, then such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law.
(I).	Beneficiary.
(i).	All references to “Beneficiary” in the Coca-Cola Plans shall mean the Executive’s surviving spouse.
III.	Administration.
(A).	The Clorox Company Management Development and Compensation Committee (the “Committee”) shall administer the Plan. The Committee shall have the discretion and authority to take all actions and to make all decisions necessary and proper to carry out the Plan including, but not limited to, (1) making, amending, interpreting and enforcing all appropriate rules and regulations for the administration of the Plan and (2) deciding or resolving any and all questions including interpretations of the Plan as may arise in connection with the Plan. Without limiting the generality of the foregoing, the Committee hereby designates the Employee Benefits Committee of the Company to control and manage the operation and administration of the Plan. The Committee shall have the authority to allocate among themselves or to the Employee Benefits Committee or to delegate to any other person, any administrative responsibility with respect to the Plan.
IV.	Claims and Review Procedure.
(A).	The Executive or his surviving spouse may make a written request for review of any matter concerning the Executive’s benefits under the Plan. The claim must be addressed to The Clorox Company, Supplemental Executive Retirement Plan, 1221 Broadway, Oakland, California, 94612-1888. The Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(B).	If the Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in paragraph (A) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(C).	Decision on Appeal.
(i).	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: The Clorox Company Supplemental Executive Retirement Plan, 1221 Broadway, Oakland, California 94612-1888. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(ii).	The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(iii).	The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

(iv).	If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
(v).	The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(D).	No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (A) above, has been notified that the claim is denied in accordance with paragraph (B) above, has filed a written request for a review of the claim in accordance with paragraph (C) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (C)(iv) above; provided, however, that an action for benefits may be brought after the Committee has failed to act on the claim within the time prescribed in paragraph (A) and paragraph (C)(iii), respectively.
V.	Amendment, Suspension, Termination.
(A).	The Board of Directors may at any time and from time to time, amend, suspend or terminate the Plan in whole or in part with the prior written consent of the Executive or, in the event the Executive is deceased, the Executive’s surviving spouse, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required for the Board of Directors to amend, suspend or terminate the Plan to the extent required by law or to conform the Plan with any such modifications made by The Coca-Cola Company to the Coca-Cola Plans, in either case as is determined necessary by the Board of Directors in its sole discretion and provided any such amendment required by law shall in all material respects preserve the Executive’s then-current and projected economic benefit provided under the Plan and his rights therein unless he shall otherwise give his prior written consent.
VI.	Section 409A; Delayed Distribution.
(A).	To the extent applicable, it is intended that the Plan and all payments made hereunder comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”).

Any provision that would cause the Plan or any payment made hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding the foregoing, it is intended that no amendment to the Plan made pursuant to Section 409A shall reduce or limit the amount of the Executive’s benefit hereunder, but only, as applicable, the time and form of such payment.
(B).	Notwithstanding anything herein or in the Coca-Cola Plans to the contrary, any distribution of benefits under the Plan to the Executive shall be delayed for a minimum of six (6) months following the Executive’s separation from service with the Company if required under Section 409A and any payment that would have otherwise been made during such six-month period shall be made on the first day of the month following the date that is the six-month anniversary of the Executive’s separation from service with the Company, unless an earlier payment date is permitted under Section 409A.
VII.	Miscellaneous.
(A).	Notwithstanding any other provision of the Plan or the Coca-Cola Plans, the Executive and his surviving spouse shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.
(B).	The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.
(C).	The Plan shall be construed, governed and administered in accordance with the laws of California, to the extent not preempted by federal law, without regard to the conflicts of law principles thereof.
(D).	Nothing in the establishment of the Plan is to be construed as giving the Executive the right to be retained in the employ of the Company.
(E).	Neither the Executive nor his surviving spouse shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or his surviving spouse to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or his surviving spouse attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder, the Company’s liabilities shall forthwith cease and terminate.
(F).	The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
     The Clorox Company Replacement Supplement Executive Retirement Plan For the Benefit of Donald R. Knauss is hereby adopted this 14th day of November, 2006, and effective as of October 2, 2006.
THE CLOROX COMPANY
/s/ Jackie Kane
Senior — Vice President, Human Resources and Corporate Affairs